Exhibit 99.1

Event ID: 2379226

Culture: en-US

Event Name: Q1 FY 2010 The Mosaic Company Earnings Conference Call

Event Date: 2009-10-06T13:00:00 UTC

P: Operator;;

C: Christine Battist;The Mosaic Co.;Director, IR

C: Jim Prokopanko;The Mosaic Co.;President, CEO

C: Dr. Mike Rahm;The Mosaic Co.;VP, Market Analysis, Strategic Planning

P: Don Carson;UBS;Analyst

C: Larry Stranghoener;The Mosaic Co.;EVP, CFO

P: Ed Rodriguez;Broadpoint;Analyst

C: Rick McLellan;The Mosaic Co.;SVP Commercial Manager

P: Vincent Andrews;Morgan Stanley;Analyst

P: Steve Byrne;Banc of America-Merrill Lynch;Analyst

P: Bob Koort;Goldman Sachs;Analyst

P: Michael Piken;Cleveland Research;Analyst

P: Jeff Zekauskas;JPMorgan;Analyst

P: Dave Silver;UBS;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fiscal 2010 first quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director, Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Lauren. Welcome to Mosaic’s fiscal 2010 first quarter earnings conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer, Dr. Mike Rahm, Vice President—Market Analysis and Strategic Planning, and other members of Mosaic’s Senior Leadership Team. We will be using presentation slides during the conference call today. You may view the slides simultaneously with the audio webcast. The slides are available on our website and may enhance our discussion but are not a requirement for the call. If you are unable to download the slides, please contact me after the call and I will send them to you.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon managements beliefs and expectations, as of today’s date, October 6th, 2009, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday, and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited. Now I will turn the call over to Jim.

Jim Prokopanko: Good morning, and thank you for joining us. Our results this quarter demonstrated sequential improvement from the fourth quarter of fiscal 2009, while reflecting continued short-term dislocations in the crop nutrient market, a theme which will likely continue into and through the second quarter. Our confidence in the long term outlook for the industry is unwavering. We continue to execute strategic plans that will drive strong cash flow and shareholder value. I will start by highlighting a few items from our quarterly results. Then I will provide an update on our financial guidance.

Mosaic continues to maintain a strong balance sheet with $2.6 billion in cash, providing ample financial flexibility. We generated $172 million in cash flow from operations this quarter, despite weak potash shipments and a recovering phosphate market. We still expect to fund over $1 billion of capital spending this year with operating cash flow, though most of the cash flow won’t come until the second half of the fiscal year.

Business segment results are summarized on slide five. Like many of you, we expected potash sales volumes would have returned to more normal levels by now. Market conditions continue to evolve, and until this environment changes we will continue to sell lower volumes and operate at less than optimal production rates. Despite these factors, potash operating earnings this quarter were still healthy at nearly a 30% margin.

Potash sales volume increased modestly from the fourth quarter of fiscal 2009, while the overall average selling price for MOP declined. This reflects marketplace price discovery completed during the quarter with major buyers in India and Brazil. The Canpotex contracted price for India was $460 per tonne CFR and adjusting for freight and loading net backs to about $365 per tonne FOB Saskatchewan.

Our Phosphates segment posted improved results from the fourth quarter, and the average selling price and sales volumes were within the guidance ranges we provided. It is encouraging to see volumes rebound to year-ago levels and our inventory levels decline. Gross margins improved to 14% this quarter, and we expect further modest improvement in margin in fiscal 2010.

Offshore results improved as we expected, posting a modest gross margin. We anticipate seeing further improvements in Offshore results as we move into the high season in several countries where we do business. We are also making progress on our strategy to more tightly integrate our Offshore business with our production units.

Now I will share some financial guidance for fiscal 2010 as summarized on slide six. We estimate an average DAP selling price of $265 to $305 per tonne in the second quarter of fiscal 2010, and phosphate sales volumes of 1.8 million to 2.2 million tonnes. Until potash market conditions stabilize, we are not providing guidance on potash sales volume or MOP selling prices. We are confirming the guidance we previously shared on capital spending and SG&A as noted in the chart. The effective income tax rate for fiscal 2010 is now estimated to be in the high 20% range, down from our prior guidance.

At Mosaic, we are managing effectively through this period of weak results, with our attention focused firmly on long-term value creation. Mosaic faces extraordinary opportunity given agricultural market dynamics, and we have the right people, assets and strategy to drive strong results over the next few years.

Nowhere is the potential greater than in potash. Despite near-term uncertainties, the long-term potash outlook remains highly attractive for us due to robust demand prospects, as well as our position as an industry leader. The cost to develop new capacity is high, and established players like Mosaic have a distinct advantage over potential start-ups and new entrants to the industry.

Mosaic owns enough mineral reserves to run our Saskatchewan mines for the next 100 years. We can develop new brownfield capacity at a substantially lower cost than greenfield projects. Indeed we are now executing a multi-billion dollar, multi-phased expansion plan at our three large-scale mines in Saskatchewan. These projects will increase our annual capacity to nearly 17 million tonnes by 2020. This capacity also includes, at no cost, the impending reversion of 1.3 million tonnes of potash currently being supplied to a third party under a tolling agreement.

In the case of phosphate, Mosaic produces more crop nutrient and animal feed products than any other company in the world by a wide margin. We rank amongst the lowest cost producers in the industry today due to the tight vertical integration of our phosphate rock mining and processing operations, the large scale of our mines and chemical plants and the important location advantages we have in Florida and Louisiana. In addition, our Offshore distribution network allows us to ship product to key markets around the world on our own timelines, affording increased production flexibility and a greater ability to match supply with varying seasonal demand.

A key component of our Phosphates strategy is to cement our competitive advantage for the next decade and beyond through a stepped-up and focused effort on cost reduction and operational excellence. Of course, Mosaic doesn’t operate in a vacuum. Global market conditions support our value creation plans. There is evidence of economic recovery around the globe, which reinforces the bullish long-term food story. An important, but not well understood, fact is that the bountiful yields expected in North America this fall are in sharp contrast to grain and oilseed production challenges in other regions.

We believe this is an ideal time for Dr. Mike Rahm to provide a market outlook covering this point amongst others. At Mosaic, we have the best understanding of market conditions around the world and believe you will find this update valuable and compelling. Mike?

Dr. Mike Rahm: Thank you, Jim, and good morning. It is a pleasure to share with you some of our insights about the agricultural and crop nutrient outlook on this call. Certainly the magnitude of the drop in phosphate and potash shipments last year surprised everybody. However, we are beginning to see signs of a recovery from this deep decline. Phosphate demand clearly has picked up during the past several months and our assessment is that potash demand is on the brink of a recovery.

The beginning of the recovery is evident in several metrics that Jim highlighted from our first quarter, and we expect momentum will continue to pick up during the remainder of our fiscal year. Several factors are fueling the demand recovery. The first is the expected upturn in the global economy. A leading macroeconomic forecasting company declared last month that the great recession was over. They estimate that the global economy grew slightly in the second quarter of 2009, due to strong upturns in key Asian economies and less severe declines in many developed economies including the United States. As you see from slide 11, after contracting 2.2% this year, the global economy is forecast to grow 2.5% in 2010, or at a rate only slightly less than the compound annual growth rate since 1990. Growth is expected to accelerate after 2010 to about the same fast pace as earlier this decade.

The large and rapidly developing countries in Asia are leading the way. As you can see from slide 12, it looks like China will exceed its target GDP growth rate of 8% in 2009, and then hit double-digit growth in 2010 before reaching a steady-state rate of about 9% per year.

The outlook for the Indian economy continues to improve, and economies in other Asian countries also are expected to grow at higher rates due in part to the recoveries in China and India. Strong and steady growth in the developing world is expected to stress the world’s capacity to provide the basic resources needed to feed, clothe, house, and power a growing and more affluent population in these regions. The upturn in the global economy is indeed a good sign for crop nutrient demand as well as other basic materials industries.

A second factor driving the recovery is the positive outlook for production agriculture. Back to back bumper crops have built global grain and oilseed stocks and calmed agricultural commodity markets. However, our analysis indicates that global stocks still are not at a secure level, and farmers cannot afford to take their foot off the accelerator.

Slide 13 illustrates the step-up in global grain and oilseed production in 2008 and 2009, as well as potential production in 2010 for low, medium and high scenarios. The line on this chart shows what we have noted in previous calls, that an economic downturn has limited impact on grain and oilseed demand. Despite the deepest global economic downturn since the Great Depression, global grain and oilseed use continued its steady march upward, increasing 1.9% or 47 million metric tonnes during the past crop year.

You can see from this chart that the record crop last year resulted in a buildup of grain and oilseed inventories, and another near-record crop this year is expected to increase stocks a bit further. However, the projected stock build during these two years will add about 10 days of use to global inventories, or, in other words, increase stocks from about 62 days of use at the end of 2007/2008 to 72 days of use at the end of the 2009/2010 crop year.

We often are asked what constitutes a secure level of global grain and oilseed inventories. Our definition of a secure level is one that can absorb a supply shock without causing a disruptive spike in agricultural commodity prices. Based on this definition and based on our scenario analysis, global grain and oilseed stocks at the end of 2009/2010 will not be sufficient to prevent such a spike if there is a production hiccup in 2010.

We think future markets agree with that assessment. For example, futures prices for the next three crops remain at relatively high levels, about $4 per bushel for corn, and $9 per bushel for soybeans. Again, markets are clearly asking farmers to keep their foot on the accelerator.

In addition to these positive demand fundamentals, a third factor driving recovery in P&K shipments is the need to restock inventories. Our read of available statistics combined with customer feedback indicates that P&K inventories from the beginning of the global distribution pipeline all the way down to the farm field have been drawn down sharply, if not emptied during the past year. The speed and ultimate strength of the recovery in P&K demand still hinges on a number of unpredictable factors such as weather, macroeconomic conditions and government policies. As a result, our customers remain cautious about restocking warehouses. Nevertheless, we project a strong recovery in shipments this fiscal year due to these improved demand drivers, and we believe the only uncertainty is how much of this rebound hits during our second, third and fourth fiscal quarters. The recovery is expected to vary by region, so let me shift to some country-specific comments.

In the United States, farmers are expected to harvest a record crop this year, despite planting delays caused by a wet spring. Growing conditions in many regions during the summer were ideal for a late maturing crop, with timely rains in August and record growing degree days in September. US farmers planted fewer acres this year, but have or are expected to harvest record yields for spring wheat and corn as well as near record yields for soybeans and several other crops.

However as you can see from the chart on the right side of slide 16, grain and oilseed production outside the United States is expected to decline about 29 million metric tonnes this year. Although harvested area outside the United States climbed to record levels this year, average yields declined in some countries due to drought, pests and other factors including lower crop input use.

In China, the prospect of double digit GDP growth coupled with a disappointing harvest this year is likely to focus more attention on long-term food security and food inflation policies. Chinese grain and oilseed production declined this year for the first time since 2003, and that has opened a significant gap between use and production. In the near term, China is expected to fill this gap by importing record amounts of oilseeds, drawing down course grain inventories and even importing feed ingredients such as Dried Distillers Grain with Solubles (DDGS). In the long run, planters are expected to direct attention and resources to programs that boost agricultural productivity. Such a policy thrust has important implications for crop nutrient suppliers. First, planners are expected to keep farm economics profitable in order to stimulate grain and oilseed production as well as overall nutrient use. Second, we expect a renewed effort to achieve more balanced nutrient use, especially programs to get potash use back on track. The sharp drop in potash imports combined with reports of significant channel inventories implies a collapse of Chinese potash use.

Finally, officials appear committed to maintaining a large strategic reserve of crop nutrients. Such a program, coupled with good demand prospects and expected structural changes in the phosphate industry suggest to us that exports from DAP and MAP from China likely will remain at moderate levels.

In India, grain and oilseed production is expected to decline about 5% or almost 13 million tonnes this year due to the worst drought since 1972. A late revival of the monsoon has averted a disaster, but rainfall this year is expected to be down 23% from the 50-year average. The poor monsoon reduced planted area during the Kharif season, and lowered cotton, peanut, rice and sugar yields. The rice harvest is the smallest in five years and world sugar prices have increased sharply in response to the prospects of a smaller Indian crop.

The drop in production during the Kharif season, which runs from April 1st through September 30th, has heightened efforts to maximize area and yields during the Rabi season, which runs from October 1st through March 31st. The combination of high domestic grain and oilseed prices and low maximum retail prices for crop nutrients produces highly attractive farm returns.

As we have said before, farm economics in India are as strong, if not the strongest of anywhere in the world. It is not surprising that crop nutrient consumption continues to climb despite the volatility in global prices. For example, we project that DAP and MAP imports combined will total about 6.5 million tonnes in 2009, and remain at this record level again in 2010. Potash imports are expected to rebound from 4.3 million tonnes this year to about 5.5 million to six million tonnes in 2010.

In Brazil and Argentina, the 2009 harvest was hurt by severe drought as well as cutbacks in crop input use. Argentina was especially hard hit. The Argentine harvest was the smallest in 10 years, and yields for key crops such as soybeans and wheat were the lowest since the mid-1990s. Weather conditions in Brazil were not as harsh as in Argentina. Nevertheless, the 2009 Brazilian harvest, although still the second largest ever, was down about 8% from the 2008 crop. Prospects for 2010 in South America are much improved, as farmers begin to plant the crop in earnest this month. The drought has broken and soil moisture has increased to normal levels in most regions. Farm economics also are attractive due to the expectation of a recovery in yields, relatively high commodity prices, and lower input costs, especially for glyphosate and crop nutrients.

That completes our walk around the world. As noted at the start of this journey, we estimate that the recovery in P&K demand this year has either started or is on the brink of starting in key geographies due to improved economic outlook, continued strong grain and oilseed fundamentals and low pipeline inventories. We project that this recovery will pick up momentum during the rest of our fiscal year. The timing and ultimate strength of that pick-up will depend on a number of unpredictable variables such as weather and its impact on the window for fall application and level of agricultural commodity prices.

This final chart summarizes how we expect these developments to impact import demand for key phosphate and potash products in 2010. We project the strong rebound in demand due to the improved outlook in nearly all of the key importing regions.

Back to you, Jim.

Jim Prokopanko: Thanks Mike, for the extensive review of what is happening in key markets around the world. We find that our in–depth, balanced view of market trends is highly valued by our customers as well as by many investors and is an important input to our financial and strategic decisions. It is worth mentioning that the work of the recently deceased Nobel laureate, Dr. Norman Borlaug, is as relevant today as it was when he began his pioneering work back in the 1960s. The world population will grow by one billion people by 2030. To meet the needs of a growing and more prosperous population, a second green revolution is needed and crop nutrients are as much a key component now as they were in the first green revolution.

In summary, we are seeing signs of recovery in the global economy that will have a positive impact on the crop nutrient business. Our balanced portfolio in phosphates and potash is advantageous in the current environment when compared to single nutrient companies. The combination of several factors will trigger how soon we see a full recovery.

I am proud of Mosaic’s capacity to adapt to the changing environment as well as our leadership in financial strength while we keep our sights on the long-term positive outlook for agriculture. We continue to make significant investments to expand our potash production and are actively exploring avenues to enhance our phosphates operations and further align our distribution with our production assets. We are confident this balanced approach with two principal nutrients will serve our stakeholders well. Now we’ll be happy to take your questions.

+++ q-and-a

Operator: (Operator Instructions) And your first question comes from the line of Don Carson with UBS.

Don Carson: Thank you. First a housekeeping question and then a question on phosphate. On the cash flow statement you outlined $38.6 million in derivative gains. Yet in your discussion on the segment you talked about 4.6% gain in phosphate and a 1.6% loss in potash, so just wondering what that difference is. And then Jim, I just wondered if you can expand on the comment on slide nine where you want to extend your phosphate reserves, is this because you think it will be too difficult and expensive to add capacity in Florida? And I know you have talked in the past about accessing some reserves in South America. With the impending Bayovar start up, would that market be suitable for Mosaic and do you think that can help lower merchant rock prices?

Jim Prokopanko: Good morning, Don. With those two questions, I am going to ask Larry Stranghoener to address the first question and I will follow up with some comments about the permitting ore reserves for phosphate.

Larry Stranghoener: Yes, Don, the answer lies in the difference between unrealized and realized gains. We noted the unrealized gains and losses in the press release, the realized gains we just include as part of cost of goods sold, and it is best just to handle the details on that off line after the call.

Don Carson: Okay.

Jim Prokopanko: Don, to your question on what our intentions are and thinking is on looking abroad for phosphate rock reserves. We presently purchase about one million tonnes of phosphate ore from other parties, mostly Morocco, and we mine and process about 17 million tonnes in a normal year. So about 5% roughly is purchased. One, we would like to find some alternatives to that if we could, and so we are looking just to diversify our holdings of ore in other geographies in the world.

Second, why not pursue extending our mining in Florida? At the present time we have about 30 to 35 years of proven and probable ore reserves, something like approximately six or seven years depending on operating rates of permitted reserves ahead of us, and we just think having a balanced approach with some alternative supplies outside of the Florida geography is an appropriate thing to do. And we think there’s some cost-effective alternatives to continue in Florida. We are going to continue in Florida. This will just help extend the life of our total rock reserve. Does that answer that?

Don Carson: The one question, do you think Bayovar and more merchant rock coming on line, does that put a cap on what you might have to pay for merchant rock which is good news, but then potentially would that then cap rock pricing around $100 to $125, does that cap the DAP margin outlook as well?

Jim Prokopanko: I think that phosphate rock price is going to be driven one by the cost of the rock and two by the price of phosphate. Once the mine gets built, the product will move at some price. So I think there’s a few moving parts there to — that prevent me from saying that will cap the price of rock. It’s going to largely depend on demand for finished phosphate products.

Don Carson: Okay. Thank you.

Operator: And your next question comes from the line of Edlain Rodriguez with Broadpoint.

Edlain Rodriguez: Good morning, guys. Jim, I have a quick question on China. Can you talk about the latest you have on domestic potash prices there? And I just wanted to understand like a typical relationship between domestic prices and imports.

Jim Prokopanko: Good morning, Edlain. The question, what do we know about domestic Chinese potash prices. I think as I recall there in the mid $300s is what the farmers are paying. Potash in China is largely consumed in NPK compound blends, unlike North America where it is bought directly, it is bought through those that take it and process it. With the recent high prices of — in the mind of Chinese producers higher prices of potash, they have reduced the consumption of NPK blends and we have seen reduced potash application and farmers have gone to putting more nitrogen and phosphate on. I think that’s created and exacerbated an imbalance of nutrient supply to the field.

And we’ve now seen the second year where potash applications have dropped materially and we have great doubts whether they can afford a third year. So it is a matter of the markets rebalancing in China and either the grain prices go up or they — and to prevent grain prices going up they are going to have to grow more. That’s going to require, I believe more potash supply and better balance in the nutrient application. So I think there’s some adjustments to go on in China, or as we have seen this is the first year in since 1993 I believe, where we have seen a reduction in grain production in China. It has to be very concerning for the leadership in China.

Edlain Rodriguez: Okay. Second question, just trying to understand the impact of the mix shift in your potash business. Can you give us some color regarding the price differential between ag and non-ag volumes.

Jim Prokopanko: I am going to ask — first I’m going to ask you, Edlain, if you can just clarify that, didn’t catch the full question, and going to have Rick McLellan, our commercial leader, address that.

Edlain Rodriguez: Yes, just trying to understand the impact of the mix shift in potash, because I guess I think you mentioned that non-ag was a bigger proportion of the mix. I am just trying to understand what’s the price differential between ag and non-ag volumes.

Rick McLellan: Okay. Thanks for the question. I will answer it in two ways, one the percentage of industrial tonnes we shipped that are not ag tonnes this quarter, were about 20% of our total business. The second is, as far as pricing goes, we don’t talk about pricing for industrial alone because we have some long-term contracts that don’t allow us to do it. But those long-term contracts are being replaced in the next few years with newer more market driven contracts, so we will see those return, those net backs improve.

Ed Rodriguez: Okay. Thank you.

Operator: Your next question comes from the line of Vincent Andrews with Morgan Stanley.

Vincent Andrews: Thank you. Good morning, everyone. Maybe somebody could just characterize what you are hearing from US dealers about restocking, whether it is for the fall or ultimately for the spring, and characterize what presumably their hesitancy is price related and maybe you can just characterize how you expect that to play out.

Jim Prokopanko: Good morning, Vincent. I will make some comments and then if there’s anything to fill in, Rick McLellan can do that. I suppose at the end of day it is price related but fundamentally it is a psychological aversion to taking on risk. Where last fall — last spring, we saw the distribution pipeline dealers buying three tonnes for two tonnes of sales. Now after the price correction to inventories in the marketplace, we are now seeing dealers that want to do, have no inventory at the end of the season. They are just not, they’re avoiding the chance that there’s some downside, dealers stuck their neck out last year, prices dropped and they had to recalibrate to the farmers. This year the dealers want to insure they have a ready sale at hand before they bring the product in. So I think until there’s some greater confidence and comfort that we are firmly in a phase of recovery that there’s more upside than downside or at least that the down side is moderate, people aren’t willing to step into the water. It is just the story in much of the world’s economy. People are very risk averse given this past drop in commodity and financial markets etc.

Vincent Andrews: Can I just, maybe if I can just ask a follow up on the psychological aspect from a producer perspective. And I guess my question would be prior to the price cut in India, one could have made the argument that some type of price cut could stimulate global demand. And we have seen that prove not to be the case outside of markets that had to buy such as Brazil. So do you think psychologically from a producer prospective it has become apparent that a further material price cut would be unlikely to stimulate demand, but rather would just stimulate just more perception from the buyers end that the price could go even lower?

Jim Prokopanko: Well I think there’s two, you have to look at the two nutrients, phosphate and potash. On phosphate there’s an acceptance that look, the price is not likely to go much lower, ammonia’s at relatively low prices, just about $300, sulfur is near zero. So the input costs aren’t going to go down much more. That explains part of the comfort with dealers being willing to put phosphate in their warehouses. On the potash, we would have thought that India would have set the bottom. That didn’t happen. China deferred and I think left the impression that there could be a further drop. I guess that’s arguable whether — time will tell. We will see if there’s going to be a further drop, but with North America being the market right ahead of us now, all thoughts and efforts are focused on the harvest, and farmers and dealers really haven’t turned their mind to the potash piece.

I’d add also one other item, right now, potash-— is unnatural the mind of some farmers and dealers to see potash at a higher price than either nitrogen or phosphate. That’s never been the case. We have always seen nitrogen and phosphate above the potash price, and I think people just aren’t comfortable with that. So it is wait and see. The markets will decide what the value of potash is, and we don’t think there’s much room to see significant erosion from where it is today. So we’re, as a producer, we are waiting and holding on that China will buy and that will set the base.

Vincent Andrews: Okay. Thank you very much.

Operator: And your next question comes from the line of Steve Byrne with Bank of America-Merrill Lynch.

Steve Byrne: Hi. Thank you. A couple of financial questions on potash. What do you expect to pay this year in the fiscal year in the resource tax, production tax? And it was quite low in this fiscal first quarter. But even if you back it out, your unit costs in potash were quite high, about $50 a tonne higher than prior two quarters. Can you explain what was driving that?

Jim Prokopanko: Larry, would you take that question, please?

Larry Stranghoener: Sure. Thanks, Jim. Steve, resource taxes will be down this year versus last year probably in the mid $200 million range, $250 million to $300 million versus something in the low $400 millions last year. And that is a function of course of all the different things that go into the resource tax calculation, volume, profits, prices, as well as the super depreciation deduction we get for capital spending. The potash cost trends you are seeing are a function, a continuing function of very low production volumes, and when we are operating at such low volumes, our unit costs are high, and items that wouldn’t normally even be material in terms of explaining quarter-over-quarter changes become more material. So labor costs were up a little bit, water management were up a little bit, other items such as that explain the cost per tonne increase versus the fourth quarter.

Steve Byrne: And when you look at that netback on the shipments to India that are almost $100 a tonne of what is freight, is some of that just absorbing the fixed costs of Canpotex on those shipments, is that also abnormally higher than normal?

Larry Stranghoener: Yes, that’s exactly right, Steve, because all of our interaction through, with Canpotex is through the selling price, and so their own unabsorbed overhead issues come to us through price adjustment. So you are exactly right.

Steve Byrne: And just one last one, I know the harvest is just underway in the western corn belt, but in that region, are you seeing any indications of some shipments out of your warehouses of P or K in that region for a fall application?

Jim Prokopanko: I will have Rick take that question. He has been in the country recently and has some color on that.

Rick McLellan: Good morning, Steve. To answer your question, as we are seeing the wheat planting in the west get started, we are pleasantly surprised by the activity of phosphates and questions about re-supply. So it’s the first indication in the marketplace of activity, and it’s probably been a very positive surprise for both ourselves and the dealers.

Steve Byrne: Thank you.

Operator: Your next question comes from the line of Bob Koort with Goldman Sachs.

Bob Koort: Thank you. Good morning. A couple of quick questions. One, I think maybe we are expecting to see a weaker fall season which will pressure the spring season. And so how do you guys get comfortable, how uncomfortable should your customer base be about deliverability and logistic issues this spring?

Jim Prokopanko: Good question, Bob. This is something that comes up every couple of years for the last 30 or 40 years. And North America has been — in the case of North America, we are very fortunate for just an outstanding logistics system in transportation infrastructure between the railways, highways and the Mississippi. Now, that said, looking at phosphate, I think dealers are — were well positioned with product in-country as far as dealers having it or us having it in inventory and dealers’ warehouses.

Potash is a little tighter. I think that’s where there could be — that is where there potentially can be a challenge, but the North America fertilizer producers have become very adept at moving product and we’ve got a great transportation system. So at this point, we are not anticipating any serious dislocations.

Abroad, we are seeing it takes much longer to organize an overseas shipment. And we’re seeing it in countries like India that is quite intent on having product shipments, some of them, moved up and timely deliveries. It is a little tougher and we need a little longer term planning, but it is working out. We are not calling for any problems.

Bob Koort: Jim, if a Chinese farmer wanted a tonne of potash or in an NPK mixture in April, when would it actually have to start getting loaded in Saskatoon.

Jim Prokopanko: It could take 10 days, we have product in Regina, it is about 10 days to ship from Regina to Vancouver. You will have to get organized and assemble those cars and have it ready. That’s another maybe 20 days. So 30 days, and then you have a couple of days shipment and it is going to take probably three months. So I think to have it into the interior of China for April 1st, you are going to have to have that shipped some time in January. Our estimate is that there’s about call it two just a bit less than two million tonnes of potash in-country in China right now. So that’s a bit of a buffer, but you are getting to a point that the Chinese are going to have to start bringing product in, I would say no later than January, shipments will have to get underway given the current stock situation.

Bob Koort: Got it. One last quick one if I might for Dr. Rahm, you mentioned that the economics in India are quite favorable, which includes a very hefty subsidy and there has been some discussion around a change in the subsidy policy there. Can you talk a little bit about what that change might mean for the industry?

Dr. Mike Rahm: That’s a good question and certainly there has been a lot of talk. I think the direction that planters in India want to go is to make it a nutrient-based subsidy, so that it is not specific to any particular product. They want to make it flexible or they want to fix the cost or liability to the government, so that if international prices go up or down there would be some consequence to the retail price Indian farmers pay. And then the third component of that is to direct it or pay it to farmers directly. So it is a very ambitious reform proposal in theory. We think it is much more evolutionary in terms of how the policy unfolds. We would not expect any significant disruption in the near term due to subsidy policy changes at this point.

Bob Koort: Great. Thank you.

Operator: Your next question comes from the line of Michael Piken with Cleveland Research.

Michael Piken: Good morning. Thanks for the color this morning on the call. A couple of questions for you. I guess just taking a look back at kind of the phosphate acid markets, we had a couple of months where the price inched up and then this month sort of the price went a little sideways. I am just trying to figure out the competitiveness of the nonintegrated competitors right now. Could you talk about what the economics look like for an integrated producer versus a nonintegrated producer right now?

Mike Rahm: Sure. I can take a stab at that. Without giving you specific numbers, our sense is that for the nonintegrated player at current delivered rock prices and current delivered acid costs, there’s not a whole lot of fun that most of the returns are going to the rock and acid suppliers, it is sort of bottom line. I guess we can get into more details offline if you would like, but that’s our assessment.

Michael Piken: Okay. So then is it fair to say then that maybe that or give a guess as to what the operating rates look like let’s say in India right now among nonintegrated players right now?

Jim Prokopanko: Those have increased, I think in terms of some of the recent monthly production numbers, they have been up substantially from a year ago, when there were phosacid pricing drawn out, pricing negotiations and so forth, our assessment is that we expect fabrication in India probably to be up a good 20%, 25% this year.

Michael Piken: Okay.

Jim Prokopanko: Now that said, one of the things we are seeing with the settlement of the Indian potash contract we are producing more NPKs and less DAP. So we expect the DAP production in India probably will taper off a little from the peak levels that we have seen earlier this summer.

Michael Piken: Okay. Great. And then one last question as it relates to Brazil, and it sounds like maybe you guys got a little bit more cautious in term of your second half outlook for 2009, I am referring to hearing more on Brazil. Is there any update on where that is and why things may have slowed down? I mean it looks like the sugar farmer returns look pretty good. Soybeans there are some currency issues and the price has rolled over. Is it a function of that or is it more that the dealers don’t want to restock similar to what’s happening in the US, and that’s for P&K?

Rick McLellan: I will take that one. It is Rick. Yes, in Brazil we are seeing that same caution from the dealer level of not wanting to be willing to miss a sale versus having inventory in the warehouse at the end of planting season is the same there. The economics for sugar, the economics for soybean production and corn nearby in export position are still very positive. And the demand will come there, but because people want to manage their inventories down, that is what has tempered our outlook for 2009.

Michael Piken: Okay. Great. Thanks.

Mike Rahm: My additional comment I would have is that the movement to Brazil has been in kind of a trickle as opposed to a rush that I think a lot of people expected. So they have imported phosphates and potash and they have also worked down stocks we think to very low levels especially in the case of potash. We think they will be absolutely empty at the end of this application season.

Operator: Your next question comes from the line of Jeff Zekauskas with JPMorgan.

Jeff Zekauskas: Hi. Good morning. I have two short questions. The first is your tax rate is down. Why is that? It was going to be in the low 30%s and now it is in the high 20%s.

Larry Stranghoener: Jeff, it is Larry here. As you might know every quarter we need to project full-year taxes and then apply that tax rate to the current quarter, and so it is just the interplay of expected pretax income and the deductions we expect that leads to that lower tax rate. There’s nothing unusual about the item at all. It is simply that explanation. As you might know our depletion benefit is our single biggest tax benefit that we get, and so what we see as a function of the depletion benefit playing out against expected pretax income, and that’s what drives the rate more than anything else.

Jeff Zekauskas: All right. Maybe I will follow up on that afterwards. Secondly, you sold about a little less than two million tonnes of DAP this quarter, which is sort of what you did in the first quarter of last year. And last year you made a little less than $1 billion, and this year, you made $60 million in the first quarter. And I would imagine the value of the rock that went into selling those two million tonnes was probably triple the operating income you made? So I mean how long are you willing to sell this level of tonnage at these returns, or are these returns and these tonnages acceptable to you?

Jim Prokopanko: I don’t understand how the rock is triple the operating cost. The rock cost has been fairly stable. Our cost of mining and delivering the rock to the plants, that hasn’t changed appreciably, and it is still leaving a positive earnings and a positive cash flow for producing the product. So we are, you are right, we are selling as much as we did a year ago, and the prices are down so our earnings are down.

Jeff Zekauskas: I guess what I meant to say is you need a couple of million tonnes of rock and you are only getting $60 million for that.

Jim Prokopanko: Well, it’s a situation where we do not expect to make the kind of earnings we did last year every quarter. This is a business that is cyclical, and that there are ups and downs and our task and what we look to accomplish is to achieve a good return on through cycle economics. We are not going to turn the facilities off because of a weaker than what our best year has been. So it is just through cycle economics, we continue to serve our customers, continue to produce product and enhance the efficiencies of our facilities.

Jeff Zekauskas: Okay. Fair enough.

Jim Prokopanko: We operate the business.

Operator: And your next question comes —

Christine Battist: Operator, we will take one last question.

Operator: Thank you. Your last question comes from the line of Dave Silver with UBS.

Dave Silver: Okay. Thank you very much for that. I have two questions about potash, one domestic and then maybe one international. On the domestic side, if you look at the industry data, we are kind of getting to the point where it is more than one consecutive year, more than 12 consecutive months of sharply reduced domestic use for potash, and I know you mentioned that the dealer issues and maybe the psychology of potash price. I am wondering if growers are — in your opinion are growers taking the message from this year, which is that sharply reduced potash applications don’t prevent all time record high corn yields, and maybe they’re looking at their soil nutrient levels or they’re not paying quite the same attention to what their local agronomist tells you. In other words, has the growing psychology in your opinion changed as a result of the experience in the fields this past year?

Jim Prokopanko: Dave, I think the science hasn’t changed. Crops grown take off nutrient — take nutrients out of the soil. And I think farmers are very well informed and astute in terms of what their the health and economic condition of their soils. They saw the high prices, they saw some declining grain prices and they decided to rely on the potash and for that matter the phosphate that’s in the soil. These are nutrients that have a residual effect in the soil and there’s residual amounts left after the first year of application. Farmers know that and they said this is a year to cut back and they did. I don’t think that’s a sustainable strategy, depending on the nutrient reserves in a field. Some farmers can do it for one year, some for two, some can do it for three, but eventually, like your car, you can run on 1/4 of a tank, an 1/8 of a tank, and fumes for a period, but then you run out. And farmers know that they can run out of nutrients and they won’t let it go too far. And so they’re being good business people, moderating their inputs, and they will apply what’s necessary to grow a good crop.

Dave Silver: Okay. And then the last question probably for Mike. Mike, in the last few years there has been a number of new potash projects proposed, and in the last year or so the existing producers have had a lot lower shipments and revenues with which to fund those projects. So if you could exclude the real speculative brand new producers, new projects group, but if you could maybe look to the announcements in Russia, the announcements in Latin America, etc., can you identify any projects where you think the development or the debottlenecking has taken a notable step back, or where the schedules may be a little too aggressive at this point?

Dr. Mike Rahm: Thanks, Dave. That’s a tough question. We certainly follow all of these projects very closely. In term of our longer term analysis, I think you are correct that we have — we think very few greenfield projects will be on stream by the end of the next decade, and most of the additional capacity that’s going to come on is based on brownfield expansions. We have not dramatically altered our expectation at least at this point in term of the timing and startup of most of those. So we have not identified any dramatic delays or push backs at this point. It is not to say that it couldn’t happen over the next six months to a year, but at this point we haven’t changed our views.

Jim Prokopanko: Okay. With that we will conclude our Q&A session. I would like to remind you that we continue to have a great deal of confidence in the long-term outlook for our business. The need to produce more food has not abated. The world is not getting less hungry. Mosaic is playing a significant role to meet this demand and is well positioned to create value for our shareholders and customers for the years to come. Thank you very much. Have a great day, all.

Operator: And thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Good day.